South Jersey Industries
1 South Jersey Plaza, Folsom, New Jersey 08037
Tel. (609) 561-9000 Fax (609) 561-8225 TDD ONLY 1-800-547-9085

                    Notice of Annual Meeting of Shareholders
                                 April 18, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey, on Thursday, April 18, 2002, at 10:00 a.m., Eastern Time, for the following purposes:

     1. To elect four Directors:
         a.  Three Directors in Class I (Term expiring in 2005)
         b.  One Director in Class III (Term expiring in 2004)
     2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors for the year 2002.
     3. To transact such other business that may properly come before the meeting

The Board of Directors has fixed the close of business on February 27, 2002 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, we urge you to vote your shares now. Please complete and sign the enclosed proxy form and promptly return it in the envelope provided, or if you prefer , you may vote by telephone or the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

                                     By Order of the Board of Directors,

                                             George L. Baulig
                                             Vice President, Corporate Secretary

Folsom, NJ 08037
March 11, 2002


                             YOUR VOTE IS IMPORTANT
          PLEASE VOTE,  DATE,  AND PROMPTLY  RETURN  YOUR PROXY IN THE
        ENCLOSED  ENVELOPE, OR VOTE  BY TELEPHONE,  OR  BY  THE INTERNET.


SOUTH JERSEY INDUSTRIES, INC.
PROXY STATEMENT

This statement is furnished on behalf of the Company's Board of Directors to solicit proxies for use at its Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 18, 2002, at 10:00 a.m. at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey. The approximate date proxy materials will be sent to shareholders is March 11, 2002.

The Company bears the cost of this solicitation, which is primarily made by mail. However, the Secretary or employees of the Company may solicit proxies by phone, telegram, fax, e-mail or in person. The Company may also use a proxy-soliciting firm a t a cost not expected to exceed $2,500, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries, additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

As of February 27, 2002, the Company had 11,913,238 shares of Common Stock outstanding. Shareholders are entitled to have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business on February 27, 2002 may vote at the meeting.

Directors are elected by a plurality vote of all votes cast at the meeting. The approval of the Company's auditors and other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstention s and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the director elections or the approval of the appointment of the independent auditors.

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those
instructions.   If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted "For" the election of the nominated slate of directors and "For" approval of the appointment of Deloitte & Touche LLP as the Company's independent auditors. A shareholder who returns a proxy may revoke it at any time before it is voted. If you attend the meeting and wish to revoke your proxy, you must notify the meeting's secretary in writing prior to the voting of the proxy. For a quo rum to be present, the holders of a majority of the shares outstanding on the record date must be present in person or by proxy.

DIRECTOR ELECTIONS

At the Annual Meeting, four directors are to be elected to the Board of Directors. Three nominees are to be elected as Class I Directors to hold office for a term of three years and one nominee is to be elected as a Class III Director for a term of two years. As designated on the proxy form, unless otherwise instructed, proxy votes will be cast for the following persons as directors: Class I (term expiring in 2005) Charles Biscieglia, Keith S. Campbell, W. Cary Edwards; Class III (term expiring in 2004) William J.
Hughes. The Board of Directors currently consists of ten members. Mr. Dunham, a director in Class I whose term is expiring, is not standing for election, in accordance with the Board's retirement policy. Mr. Hughes, a director nominee, is standing for election by the Company's shareholders for the first time. Therefore, the Board of Directors will continue to consist of ten members after the elections at the Annual Meeting. Except for Mr. Hughes, all of the nominees have previously been elected by the Company's shareholders. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy form will vote for the election of such other person as the Board of Directors may recommend.

NOMINEES
Class I
Term Expires in 2005

Charles Biscieglia has been a director since 1998. Age 57. Chairman of the Executive Committee, member of the Environmental Committee and the Nominating and Governance Committee. Chairman, President and Chief Executive Officer (2000 to date), President and Chief Executive Officer (1998 - 1999) of the Company and South Jersey Gas Company (Gas Company). Vice President (1997-1998) of the Company and Executive Vice President and Chief Operating Officer (1991-1998) of Gas Company; director, American Gas Association, Washington, DC; director, New Jersey State Chamber of Commerce, Trenton, NJ; Treasurer, New Jersey Utilities Association, Trenton, NJ; Vice Chairman, Board of Trustees, Shore Memorial Hospital, Somers Point, NJ; director, United Way of Atlantic County, NJ.

Keith S. Campbell has been a director since 2000. Age 47. Member of the Environmental Committee and the Nominating and Governance Committee. Chairman of the Board (1995 to date) of Mannington Mills, Inc., Salem, NJ, a leading manufacturer of hard and soft surface flooring; Chairman, Board of Trustees, Rowan University, Glassboro, NJ; Chairman, Board of Trustees, Memorial Hospital of Salem County, Salem, NJ.

W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 - January 1993. Age 57. Member of the Environmental Committee, the Executive Committee and the Compensation/Pension Committee. Commissioner, N.J. State Commission on Investigation (1997 to date); Managing Partner,
Edwards & Caldwell, LLC (1993 to date); Of Counsel (1993) and New Jersey Managing Partner (1990 - 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal
Counsel - Governor of New Jersey (1982 - 1986).

NOMINEES
Class III
Term Expires 2004

Ambassador William J. Hughes. Age 69. Of Counsel, law firm of Riker, Danzig, Scherer, Hyland & Perretti, LLP, Morristown and Trenton, NJ; Visiting Distinguished Scholar of Public Policy, The Richard Stockton College of New Jersey (1999 to date), Pomona, NJ; Visiting Professor, Rutgers, The State University of New Jersey (1999 to date), New Brunswick, NJ; United States Ambassador to the Republic of Panama (1995 - 1998); Member, United States House of Representatives (1975 - 1995); director, South Jersey Gas Company.

DIRECTORS CONTINUING IN OFFICE
Class II
Term Expires in 2003

Shirli M. Billings, Ph.D. has been a director since 1983. Age 61. Member of the Audit Committee, the Executive Committee and Chairman of the Nominating and Governance Committee. President, Billings-Vioni Management Associates (1990 - to date), Lakeland, FL, a human resource consulting firm; President, Leadership Learning Academy (1999 - 2001), Lakeland, FL, a human resource development agency; Superintendent, Oberlin City Schools (1994 to 1997), Oberlin, OH; Director and Vice President, Human Resource Development (1985-1990), Honeywell, Inc., Minneapolis, MN; trustee of Citizens Scholarship Foundation of America, Saint Peter, MN.

Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 43. Member of the Audit Committee and the Compensation/Pension Committee. Executive Vice President (1998 to date), Senior Vice President (1995 - 1998), Vice President (1993 - 1995), Chair of Global Investment Committee (1996 to date), Member of Investment Policy Committee (1995 to date) of Fiduciary Trust Company International, New York, NY; director of Fiduciary Trust Company of California, Los Angeles, CA; Member, New York Society of Security Analysts.

Class II
Term Expires in 2003

Clarence D. McCormick has been a director since 1979. Age 72. Member of the Executive Committee, the Nominating and Governance Committee and Chairman of the Compensation/Pension Committee. Retired Chairman and CEO (1995 - 1999), Chairman, President a nd CEO (1988 - 1995) of The Farmers and Merchants National Bank of Bridgeton, NJ; Chairman and President of Southern Jersey Bancorp of Delaware (1989 - 1999); director of the Cumberland Mutual Insurance Company; director of American Automobile Association of Southern New Jersey.

DIRECTORS CONTINUING IN OFFICE
Class III
Term Expires in 2004

Thomas L. Glenn, Jr. has been a director since 1986. Age 67. Member of the Audit Committee, the Executive Committee and Chairman of the Environmental Committee. Co-Chairman and Treasurer (2001 to date), Chairman and Secretary (1984 - 2001) of Glenn Insurance, Inc., Absecon, NJ; trustee, AtlantiCare Foundation,
Atlantic City, NJ.

Herman D. James, Ph.D. has been a director since 1990. Age 58. Member of the Compensation/Pension Committee, the Nominating and Governance Committee and Chairman of the Audit Committee. Distinguished Professor, Rowan University (1998 to date), President, Rowan University (1984 - 1998), Glassboro, NJ; director (1994 - 1998) American Association of State Colleges and Universities, Washington, DC; director, New Jersey State Chamber of Commerce, (1992 - 1998) Trenton, NJ; trustee, Mt. Ida College, Newton Centre, MA.

DIRECTORS CONTINUING IN OFFICE
Class III
Term Expires in 2004

Frederick R. Raring has been a director since 1995. Age 64. Member of the Audit Committee, the Environmental Committee and the Nominating and Governance Committee. President (1990 to date) of Seashore Supply Company, Ocean City, NJ, a major distributor of plumbing and heating supplies and materials.

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership, as of February 15, 2002, of (i) each continuing director and nominee for director, (ii) our chief executive officer and the four other most highly compensate d executive officers who earned more than $100,000 during 2001 (collectively, the Named Executives) and (iii) all the directors and executive officers as a group.


                        Number of Shares
                        of Common Stock
                        Owned Beneficially
                        as of Feb. 15, 2002 (1)     Percent of Class
                        _______________________     ________________

Shirli M. Billings             6,755  (2)                  *
Charles Biscieglia            22,422                       *
Keith S. Campbell                514  (2)                  *
W. Cary Edwards                3,488  (2)                  *
Thomas L. Glenn, Jr.           8,321  (2)                  *
Sheila Hartnett-Devlin         1,641  (2)                  *
William J. Hughes                366
Herman D. James                4,429  (2)                  *
Clarence D. McCormick          9,864  (2)                  *
Frederick R. Raring           24,587  (2)                  *
George L. Baulig              29,381                       *
Edward J. Graham               7,455                       *
David A. Kindlick             13,964  (3)                  *
Albert V. Ruggiero             2,777                       *

All continuing directors,
nominees for director
and executive officers as a
group (17 persons)           148,067                      1.2

      * Less than 1%.


                                       -5-


Notes:

(1) Based on information furnished by the Company's directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.

(2) Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until restrictions lapse.

(3) Includes options to purchase 1,000 shares of common stock.



Stock Ownership Requirements

The Board of Directors believes that significant ownership of SJI common stock better aligns the interest of management of the Company and its principal subsidiaries, with that of SJI shareholders. Therefore, the Board of Directors has enacted the following stock ownership requirements for officers and directors:

* The Chief Executive Officer shall own shares of SJI Common Stock with a market value equal to a minimum of three times his or her annual base salary;

* Other executive officers shall own shares of SJI Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

* Other officers shall own shares of SJI Common Stock with a market value equal to a minimum of their annual base salary;

* Shares owned outright will be combined with vested restricted shares awarded under the Long-Term Incentive Program and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position, to meet these minimum stock ownership requirements;

* Members of the Board of Directors shall, within six years of becoming a director of the Company or any of its principal subsidiaries, own shares of SJI Common Stock with a market value equal to a minimum of five times the current value of the Board 's annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers are required to file reports with the Securities and Exchange Commission, within specified monthly and annual due dates, relating to their ownership of and transactions in the Company's Common Stock. Sheila Hartnett-Devlin, a director of the Company, reported on Form 5 one single transaction that inadvertently was not reported earlier on Form 4.

                                       -6-

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 15, 2002, as to each person known to the Company, based on their filings with the SEC, who beneficially owns 5% or more of the Common Stock. Each of the Shareholders named below has sole voting and investment power with respect to such shares, unless otherwise indicated.

Name and Address of               Shares Beneficially Owned   Percent of  Class
Beneficial Owner
___________________               _________________________   _________________

Dimensional Fund Advisors, Inc.             713,307                 6.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

Capital Group International, Inc.           591,300                 5.0%
and Guardian Trust Company
11100 Santa Monica Boulevard
Los Angeles, CA 90025

THE BOARD OF DIRECTORS

Meetings of the Board of Directors and Its Committees

The Board of Directors met seven times in 2001. Each director attended 90% or more of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served during such period. The total attendance for all Board and Committee meetings in 2001 was 99%. During 2001, each of the directors of the Company also served on the Boards of one or more of Gas Company, South Jersey Energy Company (Energy), Energy & Minerals, Inc. (EMI) and R&T Group, Inc. (R&T), all of which are direct subsidiaries of the Company.

The Audit Committee of the Board of Directors, which met five times in 2001, is comprised of five "independent" directors as that term is defined in the listing standards of the New York Stock Exchange: Dr. Herman D. James, Chairman; Dr. Shirli M. Billings; Sheila Hartnett-Devlin; Thomas L. Glenn, Jr.; and Frederick
R. Raring. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment, subject to shareholder approval, as auditors of the Comp any; (2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors, the Company's internal auditors and management, the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing; and (4) considers the possible effect on the objectivity and independence of the independent auditors of any non-audit services to be rendered by them. The Audit Committee 's activities and the scope of its responsibilities as adopted by the Company's Board of Directors are more fully described in the Report of The Audit Committee (at page 13) and in the Audit Committee Charter, as revised and attached as Appendix A t o this Proxy Statement.

Fees Paid to Auditors

For professional services rendered for the audit of South Jersey Industries, Inc. fiscal year 2001 consolidated financial statements, Deloitte & Touche LLP billed South Jersey Industries, Inc. a total of $189,000. No services were performed by Deloitte & Touche LLP during 2001 in connection with financial information systems design and implementation projects. All other fees billed by Deloitte & Touche LLP with respect to fiscal year 2001 were $84,818, including audit related services of $49,600 . Audit related services include fees for employee benefit plan, transfer agent and registrar audits and consents and comfort letters related to security offerings. Non-audit services billed by Deloitte & Touche LLP in fiscal year 2001 consisted of advice on tax matters and compliance with SFAS Nos. 133 and 138 - Accounting For Certain Derivative Instruments and Certain Hedging Activities.

                                       -7-

The Compensation/Pension Committee of the Board of Directors, which met three times in 2001, is comprised of five non-employee directors: Clarence D. McCormick, Chairman; Sheila Hartnett-Devlin; Richard L. Dunham; W. Cary Edwards; and Dr. Herman D. James. The Compensation/Pension Committee (1) is responsible for making grants under and otherwise administering the Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company.

The Environmental Committee of the Board of Directors, which met once in 2001, is comprised of five directors: Thomas L. Glenn, Jr., Chairman; Charles Biscieglia; Keith S. Campbell; W. Cary Edwards; and Frederick R. Raring. The Environmental Committee (1) reviews and evaluates management activities with respect to environmental remediation of the Company's and its subsidiaries' current and former properties and (2) oversees litigation against the Companys' insurance carriers for the recovery of remediation costs.

The Executive Committee of the Board of Directors, which met three times in 2001, is comprised of six directors: Charles Biscieglia, Chairman; Dr. Shirli M. Billings; Richard L. Dunham; W. Cary Edwards; Thomas L. Glenn, Jr.; and Clarence
D. McCormick . The Executive Committee (1) formulates policies to be followed in planning and conducting the business and affairs of the Company; and (2) may act on behalf of the Board of Directors during intervals between meetings of the Board in the management of the business and affairs of the Company.

The Nominating and Governance Committee of the Board of Directors which met three times in 2001, is comprised of seven directors: Dr. Shirli M. Billings, Chairman; Charles Biscieglia; Keith S. Campbell; Richard L. Dunham; Dr. Herman
D. James; Clarence D. McCormick; and Frederick R. Raring. Among its functions, the Nominating Committee (1) maintains a list of prospective candidates for director, including those recommended by shareholders (2) reviews the qualifications of candidates for director and (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders. The Nominating and Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company's bylaws, in writing to the Secretary of the Company.

Compensation of Directors

Non-employee directors receive annually, shares of restricted stock with a market value of $8,000. In addition, they receive $1,000 for each meeting of the Board of the Company or its subsidiaries attended, except that the maximum fee paid to any per son for attendance at one or more meetings of these boards held on the same day is $1,000. Non-employee directors also receive $500 for each meeting of a Committee of the Board of the Company or of a subsidiary that they attend if the meeting is held on the same day as a Board meeting or $1,000 if the meeting is held on any other day. Chairmen of each committee are paid an additional $200 for each meeting of their committee that they attend. Non-employee members of the Executive Committee are pa id an annual retainer of $13,600 and all other non-employee Board members receive an annual retainer of $11,100. The Company has established a policy to recognize exceptional service to the Company beyond that service normally provided by a Board member. In 2001 no payments were made under this policy. Directors who are also officers of the Company receive no separate compensation for serving on the Board. The Company has established a plan whereby directors may elect to defer the receipt of fee s until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.

                                       -8-

EXECUTIVE COMPENSATION

Summary Compensation Table

                                                                                             Long-Term
                                                             Annual Compensation             Compensation
                                                     ________________________________        ____________
(a)                                     (b)          (c)              (d)        (e)         (f)              (i)
Name                                                                             Other
and                                                                              Annual      Restricted       All Other
Principal                                                                        Compen-      Stock           Compen-
Position(s)                            Year          Salary           Bonus      sation(2)   Awards(3)        sation(4)
___________                            ____          ______           _____      _________   ____________     _________


Charles Biscieglia                     2001          $ 351,020        $108,155   $ 4,436     $ 175,634        $ 11,365
Chairman, President                    2000            338,250          73,870    11,842       164,994          11,236
& CEO; President &                     1999            332,116               -     9,721        44,874          11,016
CEO of South Jersey Gas Company

Edward J. Graham                       2001            214,314          44,132     4,467        86,000           3,666
Executive Vice                         2000            179,380          39,180       752        70,013           5,472
President and Chief                    1999            176,122               -         -        23,802           5,577
Operating Officer(1);
President of South Jersey Energy
Company and President of SJ
EnerTrade, Inc.

David A. Kindlick                      2001            186,060          38,238       592        74,516            5,685
Vice President,                        2000            174,250          38,030       731        67,994            5,640
Treasurer and Chief                    1999            171,090               -       193        23,120            5,577
Financial Officer(1);
Executive Vice President and Chief
Financial Officer(1) of South Jersey
Gas Company

Albert V. Ruggiero                     2001            186,158          38,238     3,871        74,516            4,047
Vice President;                        2000            179,380          39,180       752        70,013            5,956
Executive Vice                         1999            176,122               -         -        23,802            5,687
President and Chief
Administrative Officer(1) of
South Jersey Gas Company

George L. Baulig                       2001            148,913          30,589     2,054        29,804           22,045
Vice President and                     2000            143,500          31,340         -        28,011            8,020
Secretary; Sr.                         1999            140,898               -         -        19,053            8,337
Vice President and Secretary
of South Jersey Gas Company and
Secretary of other Subsidiary Companies


Footnotes to Summary Compensation Table

(1) Elected to this office effective January 1, 2002.

(2) The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company's 401(k) Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in column (e) of the table.

(3) Dollar values of restricted shares of common stock awards are based on market price at the time of grant. The aggregate number of shares of restricted stock held and their value as of December 31, 2001 for the named executives were as follows: Mr . Biscieglia - 14,365/$468,299; Mr. Graham - 6,685/$217,931; Mr.
Kindlick - 6,176/$201,338; Mr. Ruggiero - 6,280/$204,728; Mr. Baulig -
2,882/$93,953. Dividends paid on restricted shares are reinvested in additional shares that have the same restrict ions and vesting schedule as their respective underlying restricted shares. Restrictions on all shares awarded (including shares from reinvested dividends) lapse three years from their respective date of grant. All shares of restricted stock carry a risk of forfeiture and 2000 and 2001 awards depend upon the Company achieving certain performance goals as measured against a peer group of companies.

                                       -9-

(4) Column (i) includes employer contributions to the Company's 401(k) Plan, the income value of group life insurance and the increase in vested benefit level of deferred compensation contract. The 2001 values for these items are listed below:
                   Biscieglia       Graham       Kindlick    Ruggiero    Baulig
401(k) Plan        $ 5,100          $ 3,204      $ 5,100     $ 3,150     $ 3,149
Group Life
Insurance            3,380              462          585         897       1,290
Deferred
Compensation         2,885                -            -           -      17,606

Total Value       $ 11,365          $ 3,666      $ 5,685     $ 4,047     $22,045




Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values


(a)                       (b)               (c)                    (d)                  (e)
                                                                                       Value
                                                         Number of Securities     of Unexercised
                                                        Underlying Unexercised     In-The-Money
                        Shares                                Options at            Options at
                       Acquired           Value             Fiscal Year-End       Fiscal Year-End
Name                 on Exercise         Realized          (All Exercisable)     (All Exercisable)
Charles Biscieglia       -                 -                       -                    -
Edward J. Graham         -                 -                       -                    -
David A. Kindlick        -                 -                       1,000                $ 7,913
Albert V. Ruggiero       500               $ 3,706                 -                    -
George L. Baulig         -                 -                       -                    -



The Company has employment agreements with each of the Named Executives. Each agreement is for a three-year period ending September 30, 2002, and provides for a base salary that will be reviewed periodically but will not be less than what was being paid at the beginning of the period. If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the officer's employment is terminated for other than cause, or if he resigns after there has been a significant adverse change in his employment arrangement with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years. If the officer's employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his average annual compensation during t he preceding five calendar years.

Executive Pension Plans

The following table illustrates the current retirement benefits under the salaried employee pension plan and the supplemental executive retirement plan, assuming the executive retires at age 60.



                                Years of  Service

Remuneration  15        20        25        30        35        40


$125,000      $43,750   $56,250   $68,750   $81,250   $81,250   $81,250
$150,000      $52,500   $67,500   $82,500   $97,500   $97,500   $97,500
$175,000      $61,250   $78,750   $96,250   $113,750  $113,750  $113,750
$200,000      $70,000   $90,000   $110,000  $130,000  $130,000  $130,000
$225,000      $78,750   $101,250  $123,750  $146,250  $146,250  $146,250
$250,000      $87,500   $112,500  $137,500  $162,500  $162,500  $162,500
$300,000      $105,000  $135,000  $165,000  $195,000  $195,000  $195,000
$400,000      $140,000  $180,000  $220,000  $260,000  $260,000  $260,000
$450,000      $157,500  $202,500  $247,500  $292,500  $292,500  $292,500
$500,000      $175,000  $225,000  $275,000  $325,000  $325,000  $325,000


The executive officers of the Company are eligible for benefits under a tax-qualified pension plan for salaried employees provided by the Company. Compensation considered under the pension plan consists of base salary only, which in the case of the executive officers is included in the cash compensation reported in column (c) of the Summary Compensation Table.
Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age
55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan and the supplemental plan that aggregates 2% of the average of the highest three of the final six years salary (as defined in the plan), for each year of service, plus 5%. Assuming continued employment and retirement at age 60, Messrs. Biscieglia, Graham, Kindlick, Ruggiero and Baulig will have, respectively, 36, 36, 35, 19 and 42 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

Compensation/Pension Committee Report on Executive Compensation

The Compensation/Pension Committee consists of five non-employee directors. No member of the Committee is a current officer or employee of the Company or any of its subsidiaries. Among other responsibilities, the Committee makes recommendations to t he Board about the Company's executive compensation policies, practices and objectives; administers the Company's Stock-Based Compensation Plan; and grants awards to selected key employees at its discretion in consultation with the Company's Chief Executive Officer (other than awards to the Chief Executive Officer).

The current structure emerged from a 1998 comprehensive review which examined SJI's executive compensation philosophy and approach. That study drew upon the experience and knowledge of Committee members in consultation with their independent compensation consultant. In November 2001, the Committee revisited executive compensation to ensure that the key components of the existing structure remained consistent with contemporary compensation methods and tools. The Committee determined that the compensation components currently in place adequately support the mission of the Company's compensation policies: to attract and retain qualified executive management. Moreover, the existing structure maintains an approach which aligns the interest of Company shareholders with the financial incentives of executives on both a short and long-term basis.

The Committee also reviewed actual 2001 and projected annual 2002 compensation for all Company officers, both individually and as a group. Relying upon annualized data supplied by its compensation consultant, the Committee determined that the practice of providing annual merit adjustments to the base salary component, continued to maintain the Company's competitive position relative to industry peers. Specifically, for 2001, total compensation for the executive group was approximately 91% of the average executive compensa-tion provided in peer companies. Mr. Biscieglia's total compensation was approximately 84% of that provided to his peers in that same comparative group. The established incentive-based executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short and long-term performance goals. All three component parts were fully implemented with respect to compensation and performance for fiscal year 2000 and thereafter. They are as follows:

* Base Salary - which is set at the 50th percentile of the relevant peer market

* Annual Cash - which provides an annual award directly tied to SJI's earnings per share from continuing operations in each fiscal year

* Long-Term Incentive - which employs equity-based instruments, currently restricted stock grants, which are earned based upon SJI's relative total shareholder return, measured against industry peer companies, over three-year cycles

In general, executive base salaries including that of Mr. Charles Biscieglia, Chief Executive Officer, were increased in January 2001 to provide a 3.9% adjustment, which was the market adjustment proposed by the Committee's consultant. The base salary of several executives remained unchanged since they were at or above the 50th percentile of the peer group. Evaluations were completed by the Committee's compensation consultant on four executives whose responsibilities had undergone significant changes. Based upon the consultant's findings and recommendations, the Committee approved appropriate changes to compensation for those executives.

In January of 2001, long-term incentive awards were granted to executives, including Mr. Biscieglia, in the form of restricted stock. The performance period for this long-term incentive is the three year period ending December 31, 2003. The Committee established at-risk threshold, target and maximum incentive levels based upon total shareholder returns for the period compared to shareholder returns of the peer group. Awards are detailed in the Summary Compensation Table.

In January 2002, annual cash awards with respect to fiscal 2001 were provided to executives, including Mr. Biscieglia, based upon a predetermined earnings per share target from continuing operations for 2001. Awards are detailed in the Summary Compensation Table.

The Company's performance over the last three years provides tangible evidence in support of the Committee's contention that at-risk compensation, both annual and long-term, should continue to represent a significant portion of total executive compensation. Annual incentives promote short-term performance which instills a measure of deserved confidence in the Company's ability to produce consistent results, year-after-year. The use of a time-restricted, stock-based incentive strongly encourages management to conduct the business of the Company in ways that advance both the market value of its stock, and its ability to continue to provide a competitive dividend to shareholders, over time. The alignment of interests is desirable and works to the benefit of Company shareholders. The Committee has designed and is maintaining its program accordingly.

Compensation/Pension Committee
Clarence D. McCormick, Chairman
Richard L. Dunham
W. Cary Edwards
Sheila Hartnett-Devlin
Dr. Herman D. James

Stock Performance

The graph below indexes the cumulative total return on the Company's common stock for the five- year period ended December 31, 2001. The graph assumes that $100 was invested on December 31, 1996 in the Company's common stock, the S&P 500 and the S&P Utility Index and that all dividends were reinvested.

Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 11.8%. This compares with 10.7 % for the Standard & Poor's 500 Index and 7.7% for the Standard & Poor's Utility Index.

Indexed Total Return Assuming Dividends Reinvested Over 5 Years

                                     (Chart)




           1996      1997       1998       1999       2000       2001


S&P 500    100       133.4      171.5      207.6      188.7      166.2
S&P UTIL   100       124.7      143.1      130.4      208.2      144.8
SJI        100       131.9      120.1      137.8      151.8      174.4


AUDIT COMMITTEE REPORT

In accordance with its charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

The Audit Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with management and with Deloitte & Touche LLP, the Company's independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report of Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Audit Committee

Dr. Herman D. James, Chairman
Dr. Shirli M. Billings
Thomas L. Glenn, Jr.
Sheila Hartnett-Devlin
Frederick R. Raring

APPOINTMENT OF AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche LLP, independent public accountants, as the auditors of the Company for the year 2002. Unless otherwise directed, proxies will be voted "FOR" approval of this appointment.

Deloitte & Touche LLP served as the auditors of the Company during the year 2001. During 2001, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the p reparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act . A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2001 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the common stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2001, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Vice President, Corporate Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

Any proposal which a qualified shareholder of the Company wishes to include in the Company's proxy statement to be released to shareholders in connection with its 2003 Annual Meeting of Shareholders that is received by the Company after November 11, 2002 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company's securities for at least one yea r before the date of submission of the proposal to the Company. In compliance with the Company's bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 2002 Annual Meeting. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.

                                    By Order of the Board of Directors,

                                             George L. Baulig
                                             Vice President, Corporate Secretary

March 11, 2002

APPENDIX A

SOUTH JERSEY INDUSTRIES, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER

I. PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or t he public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

* Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

* Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

* Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors as defined by the rules of the New York Stock Exchange, and free from any relationship that, in the opinion of t he Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting ofthe Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financial statements consistent with IV.4. Below.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate.

2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants .

3. Review the regular internal reports to management prepared by the internal auditing department and management's response.

4. Review with financial management and the independent accountants the Corporation's quarterly reports on Form 10-Q prior to its filing or prior to the release of earnings. The Chairman of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

Financial Reporting Processes

8. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

10.Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

11.Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

12.Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

14.Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

15.Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

16.Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

17.Review activities, organizational structure, and qualifications of the internal audit department.

18.Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

19.Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

20.Perform any other activities consistent with this Charter, the Corporation's
   By-laws and governing law, as the Committee or the Board deems necessary or appropriate.


Directions to the Annual Meeting of Shareholders

From Philadelphia:

Atlantic City Expressway to the Egg Harbor Exit 17. Left onto Route 50 north, turn right onto Route 30. Left onto Bremen Avenue, 2 1/4 miles to Renault.

From North Jersey:

Garden State Parkway south to Exit 44. Sharp right onto Moss Mill Road (Alt. #561), follow 5 miles to Bremen Avenue. Turn right, 1/4 mile to Renault.

From Atlantic City:

Route 30 west approximately 16 miles to Bremen Avenue. Right at the Renault wine bottle, 2 1/4 miles to Renault.

From South Jersey:

Garden State Parkway north to Exit at rest stop/service area, mile marker #41. Proceed to north end of service area. Follow signs to Jim Leeds Road. At traffic light turn left. Proceed to fork, bear right and continue on Route 561.
Continue to Bremen Avenue and turn right. 1 1/2 miles to Renault.




                                 - PROXY CARD -


                                    ___________________________________________
                                                VOTE BY TELEPHONE
                                    ___________________________________________
                                    Have your proxy card available when you call
                                    the Toll-Free number 1-800-542-1160 using a
                                    touch-tone telephone.  You will be prompted
    South Jersey Industries         to enter your Control Number.  Please follow
    1 South Jersey Plaza            the simple prompts that will be presented to
    Folsom, NJ 08037                you to record your vote.
    _______________________         ____________________________________________
                                                   VOTE BY INTERNET
                                    ____________________________________________
                                    Have your proxy card available when you
                                    access the website http://www.votefast.com.
                                    You will be prompted to enter your Control
                                    Number.  Please follow the simple prompts
                                    that will be presented to you to record your
                                    vote.
                                    ___________________________________________
                                                      VOTE BY MAIL
                                    ___________________________________________
                                    Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election
                                    Services, P.O. Box 1150, Pittsburgh, PA
                                    15230-1150.

Vote by Telephone             Vote by Internet              Vote by Mail
Call Toll-Free using a        Access the Website and        Return your proxy
Touch-Tone phone:             Cast your vote:               in the postage-paid
1-800-542-1160                http://www.votefast.com       envelope provided

                          Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Daylight
            Time on April 17, 2002 to be counted in the final tabulation

                    Your control number is:

                           Proxy must be signed and dated below.
               Please fold and detach card at perforation before mailing
________________________________________________________________________________

SOUTH JERSEY INDUSTRIES, INC.                           BOARD OF DIRECTORS PROXY
________________________________________________________________________________

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 18, 2002.

The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposal 2.

                                                  _____________________________
                                                  Signature

                                                  _____________________________
                                                  Signature

                                                  _____________________________


                                                  Date:_________________ , 2002

                                                  Please sign exactly as name is
                                                  shown to the left.  When
                                                  shares are held by joint
                                                  tenants, both should sign.
                                                  When signing as attorney,
                                                  executor, administrator,
                                                  trustee or guardian, please
                                                  give full title as such.

                      VOTING INSTRUCTIONS ON REVERSE SIDE

            Proxy must be signed and dated on the reverse side.
         Please fold and detach card at perforation before mailing.
_______________________________________________________________________________
SOUTH JERSEY INDUSTRIES, INC.                                             PROXY
_______________________________________________________________________________
The undersigned shareholder hereby appoints C. Biscieglia and G. L. Baulig, and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote i f personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 18, 2002, and at any adjournments thereof, as indicated below and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.

1. For the election of four Directors:
   Class I Term expiring in 2005  (01) Charles Biscieglia
                                  (02) Keith S. Campbell (03)  W. Cary Edwards
   Class III Term expiring in 2004  (04)  Ambassador William J. Hughes

   // FOR all nominees listed above.           // WITHHOLD AUTHORITY
      (except as shown to the contrary below)  to vote for all nominees listed above.

      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name or number on the line below:)

       _____________________________________________________________________

2. To approve the action of the Board of Directors in appointing Deloitte & Touche LLP as auditors of the Company for the year 2002.
       // FOR              // AGAINST           // ABSTAIN

3. To act upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                 PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE